May 2014 Pricing Sheet dated May 16, 2014 relating to Preliminary Terms No. 1,407 dated May 5, 2014 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger Jump Securities Based on the Value of the S&P 500® Index due May 21, 2020
Principal at Risk Securities
PRICING TERMS – MAY 16, 2014
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated principal amount:	$10 per security
Pricing date:	May 16, 2014
Original issue date:	May 21, 2014 (3 business days after the pricing date)
Maturity date:	May 21, 2020
Aggregate principal amount:	$26,913,930
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity:
•      If the final index value is greater than the initial index value:
$10 + the greater of (i) $10 × the index percent change and (ii) the upside payment
•      If the final index value is less than or equal to the initial index value but greater than or equal to the downside threshold level, meaning the value of the underlying index has remained unchanged or has declined by no more than 40% from its initial value:
$10
•      If the final index value is less than the downside threshold level, meaning the value of the underlying index has declined by more than 40% from its initial value:
$10 × index performance factor
This amount will be significantly less than the stated principal amount of $10, and will represent a loss of at least 40%, and possibly all, of your investment.

Upside payment:	$3.50 per security (35% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Downside threshold level:	1,126.716, which is 60% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	1,877.86, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	May 18, 2020, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61761S166
ISIN:	US61761S1666
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.467 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$10	$0.35	$9.65
Total	$26,913,930	$941,987.55	$25,971,942.45
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.35 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

 “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,407 dated May 5, 2014
Product Supplement for Jump Securities dated August 17, 2012     Index Supplement dated November 21, 2011     Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.